UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place Louisville, Kentucky		40299
(Address of principal executive offices)		(Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On January 14, 2013, the Board of Directors of PharMerica Corporation (the “Company”), upon the recommendation of the Nominating and Governance Committee, appointed Patrick G. LePore as a new director effective as of January 14, 2013. There was no arrangement or understanding between Mr. LePore and any other persons pursuant to which Mr. LePore was selected as a director and there are no related person transactions between Mr. LePore and the Company. The Board has determined that Mr. LePore is independent for purposes of the Board of Directors under the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

The Board of Directors has approved an initial grant of restricted stock units to Mr. LePore under the Company’s Amended and Restated 2007 Omnibus Incentive Plan with a fair market value of $90,000 as of January 14, 2013.

In addition to the foregoing, Mr. LePore will receive the standard compensation provided to the Company’s non-employee directors. Each non-employee director receives an annual retainer of $50,000. Non-employee directors receive $2,000 for each meeting of the Board that they attend. Each non-employee director also receives an annual award of restricted stock valued at $90,000. Mr. LePore’s’ initial annual retainer will be pro-rated for his period of service from the date of his appointment through the 2013 annual meeting of stockholders.

The Company has also entered into its standard director indemnification agreement with Mr. LePore.

Item 8.01	Other Events

On January 14, 2013, the Company issued a press release announcing the appointment of Patrick G. LePore as a new director. A copy of the press release is filed and attached hereto as Exhibit 99.1 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company, dated January 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: January 14, 2013	By:	/s/ Thomas Caneris
Thomas Caneris
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company, dated January 14, 2013